Exhibit 99.1

Nutrastar International Inc. Reports Strong First Quarter of 2010 Financial Results

HARBIN, China, May 14 -- Nutrastar International Inc. (OTC Bulletin Board: NUIN; "Nutrastar" or the "Company"), a leading nutraceutical company which produces and distributes Chinese Golden Grass ("Cordyceps Militaris") and organic and specialty food products in China, today announced its financial results for the first quarter 2010.

First Quarter Financial Performance Highlights

The Company continued to experience strong demand for its products and services during the first quarter of 2010, which resulted in continued growth in revenues and net income.

The following are some financial highlights for the first quarter of 2010:

  Revenues: Revenues were approximately $4.77 million for the first quarter of 2010, an increase of 2.7% from the same quarter of last year.
  Gross Margin: Gross margin was 77.9% for the first quarter of 2010, as compared to 62.2% for the same period in 2009.
  Operating Profit: Operating profit was approximately $3.11 million for the first quarter of 2010, an increase of 25.9% from $2.47 million of the same period last year.
  Net Income: Net income was approximately $2.72 million for the first quarter of 2010, an increase of 25.3% from the same period of last year.
  Fully diluted earnings per share was $0.19 for the first quarter of 2010.

First Quarter of 2010 Financial Results

Revenues. Revenues increased approximately $0.13 million, or 2.7%, to approximately $4.77 million for the three months ended March 31, 2010, from approximately $4.64 million for the same period in 2009. This increase was mainly attributable to the increase of sales of the Company's core product, Chinese Golden Grass, driven by the continued increase in market demand for the Company's products as well as the sales of its small package Chinese Golden Grass products; In addition, the Company increased sale prices for its package Chinese Golden Grass products.

"We are pleased with our financial results for the first quarter of 2010 as we continue to see increasing demand for our Chinese Golden Grass products, which are sold as an active ingredient to pharmaceutical customers and in smaller packages to the consumer retail market," stated Ms. Lianyun Han, President and Chief Executive Officer of Nutrastar. ''We believe, as the largest producer of Chinese Golden Grass based on volume, Nutrastar has approximately 19% of market share in China, and is well positioned to benefit from the growing demand for one of the most highly regarded herbal nutrients in the Chinese culture."

Cost of Goods Sold. Cost of goods sold decreased by $699,189, or 39.8%, to approximately $1.06 million for the three months ended March 31, 2010 from approximately $1.76 million during the same period in 2009. This decrease was mainly due to improved production process and economy of scale. As a percentage of revenues, the cost of goods sold decreased to 22.1% for the three months ended March 31, 2010 from 37.8% in 2009. Such decrease of gross margin was mainly attributable to the increase of sales volume of small package products with higher unit selling price. Because the gross margin of small package products is higher than big package products, the percentage of cost of sales to total sales revenue decreased in the first quarter of 2010.

Gross Profit. Gross profit increased by approximately $0.82 million, or 28.4%, to approximately $3.71 million for the three months ended March 31, 2010 from approximately $2.89 million during the same period in 2009. Gross profit as a percentage of revenues, or gross margin, was 77.9% for the three months ended March 31, 2010, an increase of 15.6% from 62.2% during the same period in 2009. Such percentage increase was mainly due to continued product mix shift towards Chinese Golden Grass and the increased sales of the Company's higher margin small package Chinese Golden Grass products.

Selling Expenses. Selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, and other sales related costs. Selling expenses increased approximately $0.06 million, or 54.5%, to approximately $0.17 million for the three months ended March 31, 2010 from approximately $0.11 million during the same period in 2009. As a percentage of revenues, selling expenses increased to 3.6% for the three months ended March 31, 2010 from 2.4% for the same period in 2009. The increase in the amount and percentage of selling expenses was mainly attributable to the increase of salaries and traveling expenses of the Company's sales representatives and more marketing activities to promote its products.

General and Administrative Expenses. General and administrative expenses increased approximately $0.13 million, or 42.9%, to approximately $0.43 million for the three months ended March 31, 2010 from approximately $0.30 million for the same period in 2009. As a percentage of revenues, general and administrative expenses increased to 9% for the three months ended March 31, 2010 from 6.5% for the same period in 2009. The increase in the amount and percentage of general and administrative expenses was mainly attributable to the increase of services expenses associated with legal and audit fees.

Income Before Income Tax. Income before income tax increased approximately $0.65 million, or 26.1%, to approximately $3.14 million during the three months ended March 31, 2010 from approximately $2.49 million during the same period in 2009. As a percentage of revenues, income before income tax increased to 65.9% during the three months ended March 31, 2010 from 53.5% during the same period in 2009. The increase of income before income tax is mainly attributable to the increase in gross profit as a result of the increase in sales.

Net Income. Net income increased by approximately $0.55 million, or 25.3% to approximately $2.72 million for the three months ended March 31, 2010 from approximately $2.17 million for the same period of 2009, as a result of the factors described above.

Balance Sheet

As of March 31, 2010, Nutrastar had $23.3 million in cash and cash equivalents, compared with $20.1 million as of December 31, 2009.

As of March 31, 2010, Nutrastar had total debt of $10.42 million, compared with $10.43 million as of December 31, 2009.

Business Outlook for 2010

During 2010, Nutrastar plans to further increase the percentage of total revenue generated through sales of Chinese Golden Grass, both through increased sales of product processed and packaged for the consumer marketplace as well as sales of raw material to the pharmaceutical industry. The Company expects that further product awareness, widespread availability and increased health awareness among Chinese consumers will drive consumer adoption and sales for the Company's Golden Grass.

A major initiative of Nutrastar's future growth strategy is the introduction of new, value-added products targeting multiple downstream markets, including mass consumer, nutraceutical and pharmaceutical markets. After successfully introducing the small package consumer cordyceps products, the Company's growth plan during 2010 will include introducing a new branded specialty beverage product known as "Golden Grass Energy Drink". Commercialization of Golden Grass Energy Drink is scheduled for the second quarter of 2010, targeting affluent, professional, athletic and elderly consumers.

In support of its growth strategies, Nutrastar plans to increase annual production capacity from its current capacity of 55 tons to 65 tons by the end of 2010. Nutrastar operates the world's largest Chinese Golden Grass planting base, and employs patented technology in the cultivation and commercialization of Chinese Golden Grass. The Company also has cutting edge research and development capabilities that drive technology innovation.

About Nutrastar

Nutrastar is a China based nutraceutical company which produces and distributes Chinese Golden Grass ("Cordyceps Militaris"), organic and specialty food products in China. The Company's primary product is dry engineered Chinese Golden Grass, which is one of the most highly regarded herbal nutrients in the Chinese culture. The Company believes it is the largest manufacturer of engineered Chinese Golden Grass in China, ranked by volume, according to China Market Monitoring Center (CMMC), accounting for 19% market share in China. The Company is headquartered in Harbin, capital of Heilongjiang province, with 302 employees, 21 in R&D, and 132 in sales and marketing. The products of Nutrastar are sold throughout China via a distribution network that covers more than 10 provinces. More information may be found at http://www.syxny.net/web/.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

      For more information, please contact:

     Nutrastar International Inc.
        Yudi Zhao
        Board Secretary
        Tel: +86-451-8228-1199
        Email: zhaoyudi@syxny.net

SOURCE Nutrastar International Inc.